424(b)(3) Prospectus
Registration Statement No. 333-131146

PROSPECTUS

SMF ENERGY CORPORATION

75,840 SHARES COMMON STOCK
75,840 WARRANTS TO PURCHASE COMMON STOCK
________________

This prospectus relates to 75,840 warrants to purchase shares of common stock (the “Warrants”) and 75,840 shares of common stock, $.01 par value, issuable upon exercise of the Warrants that may be sold from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”). The Warrants were issued in a private placement in September 2005 and entitle the holder to purchase one share of common stock at an exercise price of $2.28 per share.

The offering is not being underwritten. The offering price of our common stock that may be sold be Selling Stockholders may be the market price for our common stock prevailing at the time of sale on the NASDAQ Capital Market, a price related to the prevailing market price, a negotiated price or such other prices as the Selling Stockholders determine from time to time. The Warrants do not have an established trading market and will not be listed on any securities exchange. The offering price of the Warrants that may be sold by the Selling Stockholders may be the market price, if a market develops, a negotiated price or such other prices as the Selling Stockholders determine from time to time.

We will not receive any proceeds from the sale of the shares or the Warrants by any of the Selling Stockholders. We may, however, receive cash consideration in connection with the exercise of the Warrants for cash.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “FUEL.” On June 4, 2007, the closing price of our common stock was $1.79 per share.

For a discussion of certain risks that should be considered by prospective investors, see “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 19, 2007.

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference, contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The use of any statements containing the words “intends,” “believes,” “estimates,” “seeks,” “project,” “expects,” “anticipates,” “plans,” “approximately,” “should,” “may,” “will” or similar expressions are intended to identify such statement. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. In evaluating these statements, you should specifically consider various factors, including the risks outlined under the caption “Risk Factors” in this prospectus. You should pay particular attention to the cautionary statements involving our history of losses, our capital requirements, our expansion and acquisition strategies, competition and government regulation. These factors and the others set forth under “Risk Factors” may cause our actual results to differ materially and adversely from any forward-looking statement.

PROSPECTUS SUMMARY

Because this is a summary, it may not contain all information that may be important to you. You should read this entire prospectus, including the information incorporated by reference, before you decide whether to buy our common stock. You should pay special attention to the risks of investing in our common stock as discussed under “Risk Factors.”

SMF Energy Corporation

We provide commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics; and emergency response services. Our fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to refineries, manufacturers and other industrial customers. At March 31, 2007, we were conducting operations from 28 locations serving metropolitan markets in Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas.

In February 2005, we acquired substantially all of the assets and business operations of Shank C&E Investments, L.L.C. (“Shank Services”), a Houston, Texas based provider of commercial fuel, petroleum lubricants distribution and sales and transportation logistics services. Shank Services, which conducts its operations through our subsidiary, SMF Services, Inc., generates revenues from the sale of commercial fuel, petroleum lubricants and transportation logistics operations in the Houston, Dallas/Fort Worth, Austin and San Antonio markets in Texas.

On October 1, 2005, we acquired all of the capital stock of H & W Petroleum Company, Inc. (“H & W”), a Houston, Texas based marketer and distributor of lubricants, commercial fuels and petroleum products. Immediately prior to the consummation of that acquisition, H & W acquired the operating assets of Harkrider Distributing Company, Incorporated (“Harkrider”), a Houston based marketer and distributor of dry cleaning solvents, chemicals and petroleum products, which was related to H & W through some common shareholder ownership. In addition to providing service to the greater Houston metropolitan area, the combined H & W and Harkrider operations also serve the Dallas/Fort Worth, Freeport, Longview, Lufkin, San Antonio and Waco markets in Texas.

On February 14, 2007, we changed our name from Streicher Mobile Fueling, Inc. to SMF Energy Corporation and reincorporated in Delaware. Our principal executive office is located at 200 West Cypress Creek Road, Suite 400, Ft. Lauderdale, Florida 33309, and our phone number is (954) 308-4200. Our website is http://www.mobilefueling.com. The information on our website does not constitute part of this prospectus.

The Offering

We are registering 75,840 four-year warrants to purchase common stock and 75,840 shares of common stock issuable upon the exercise of the Warrants, to be offered for sale by certain of our stockholders.

The Selling Stockholders purchased the Warrants in a private placement completed on September 1, 2005. We relied on Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder in connection with the private placement.

In addition to the shares of common stock registered hereby, we have previously registered for resale other shares of our common stock, some of which remain unsold. In particular, there are 1,349,757 shares of common stock registered for resale pursuant to a Form S-3 registration statement declared effective June 8, 2001; 2,067,222 shares of common stock registered for resale pursuant to a Form S-3 registration statement declared effective April 8, 2004; 38,292 shares pursuant to a Form S-3 registration statement declared effective July 18, 2005; and 2,673,755 shares pursuant to a Form S-3 registration statement, originally filed on June 7, 2007.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares or the Warrants by the Selling Stockholders. We may, however, receive cash consideration in connection with the exercise of the Warrants for cash.

RISK FACTORS

An investment in the Shares involves a high degree of risk. You should consider carefully the following discussion of risks, in addition to the other information included or incorporated by reference in this prospectus, before purchasing any of the securities. In addition to historical information, the information in this prospectus contains “forward -looking” statements about our future business and performance. See “Forward-Looking Statements.” Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus. The risks below address the material factors that may affect our future operating results and financial performance.

No Assurances of Future Profitability; Losses from Operations; Need for Capital. The Company incurred net losses for the fiscal years ended June 30, 2006, 2005 and 2004 and for the quarters ended September 30, 2006, December 31, 2006 and March 31, 2007. In order to generate profits in the future, we need to reduce cash and non-cash interest expense, increase volumes of products and services sold at profitable margins, control costs and generate sufficient cash flow to support working capital and debt service requirements. There is no assurance that our management will be able to accomplish our business plan or continue to raise capital at terms that are acceptable to us in order to support working capital requirements or debt service shortfalls during any business downturns. At June 30, 2006, our working capital was $1.3 million compared to $5.9 million on June 30, 2005. The $4.6 million decrease primarily related to the costs of developing and maintaining our improved corporate infrastructure; continuing costs of integrating our recent acquisitions; capital expenditures related to the implementation of our new Enterprise Resource Planning (“ERP”) system; corporate office leasehold improvements and other capital purchases; and principal payments on the Company’s August 2003 Senior Subordinated Notes; offset by proceeds from warrant exercises and an increase in net margin per gallon compared to the prior year. In light of the recent losses, which had further decreased our working capital, on February 15, 2007, we conducted a private placement of our equity securities in order to provide funds for debt repayment and to boost our working capital. Notwithstanding the completion of the $3.27 million private placement, the Company may need to raise additional capital to fund new acquisitions, the expansion or diversification of existing operations or additional debt repayment. While we believe that the Company will be able to obtain needed capital, there can be no assurance that it will do so or that such capital can be obtained on terms acceptable to the Company.

Trading Market for Our Common Stock. Our common stock trades on the Nasdaq Capital Market under the symbol FUEL. During the past few years, the stock sometimes traded in large daily volumes and other times at much lower volumes, in many cases at wide price variances. This volatility, which could make it difficult for stockholders to sell shares at a predictable price or at specific times, is generally due to factors beyond our control. Quarterly and annual operating results, changes in general conditions in the economy, the financial markets or other developments affecting us could cause the market price of our common stock to fluctuate.

Growth Dependent Upon Future Expansion; Risks Associated With Expansion into New Markets. While we intend to continue to expand through acquisitions, our growth will also depend upon the ability to achieve greater penetration in existing markets and to successfully enter new markets in both additional major and secondary metropolitan areas. Such organic expansion will largely be dependent on our ability to demonstrate the benefits of our services and products to potential new customers; successfully establish and operate new locations; hire, train and retain qualified management, operating, marketing and sales personnel; finance acquisitions, capital expenditures and working capital requirements; secure reliable sources of product supply on a timely basis and on commercially acceptable credit terms; and successfully manage growth by effectively supervising operations, controlling costs and maintaining appropriate quality controls. There can be no assurance that we will be able to successfully expand our operations into new markets.

Acquisition Availability; Integrating Acquisitions. The Company’s future growth strategy involves the acquisition of complementary businesses, such as wholesale fuel or petroleum lubricants marketers and distributors; wholesale fuel and other commercial mobile fueling companies; and transportation logistics services businesses. It is not certain that we will be able to identify or make suitable acquisitions on acceptable terms or that any future acquisitions will be effectively and profitably integrated into our operations. Acquisitions involve numerous risks that could adversely affect our operating results, including timely and cost effective integration of the operations and personnel of the acquired business; potential write downs of acquired assets; retention of key personnel of the acquired business; potential disruption of existing business; maintenance of uniform standards, controls, procedures and policies; additional capital needs; the effect of changes in management on existing business relationships; and profitability and cash flows generally.

Effect of Material Weakness in Internal Controls. In fiscal 2006, our management identified significant deficiencies related to policies and procedures to ensure accurate and reliable interim and annual consolidated financial statements that, considered together, constituted a material weakness in our internal controls. Specifically, we lacked (i) sufficient number of personnel with required technical accounting and SEC financial reporting experience; (ii) adequate segregation of duties among our accounting personnel; (iii) sufficient review controls over account reconciliations, account analyses and operating procedures, primarily in connection with acquired businesses; and (iv) policies and procedures requiring a timely and detailed review of information underlying amounts included in our financial statements and disclosures. While we have engaged in substantial efforts to address the material weakness in our internal controls over financial reporting and to improve the integrity of our reporting processes, including the development and implementation of our ongoing ERP infrastructure capability that we initiated in fiscal 2006, there is no assurance that our efforts will be successful. Those remediation efforts are explained in detail in our Form 10-K for the year ended June 30, 2006 and our Form 10-Q for the quarter ended March 31, 2007, which are incorporated by reference herein. Even though our management has made the correction of the identified material weakness one of its very highest priorities for fiscal 2007, it is possible that, considering our size, our limited capital resources and our need to continue to expand our business by acquisitions and diversification, we will not be able to promptly rectify all of the significant deficiencies that led to our conclusion of a material weakness in our internal controls. We have incurred and will continue to incur substantial expenses relating to the remediation of this material weakness. These expenses may materially affect our financial condition, results of operations and cash flows. Moreover, even after the full implementation of our planned remedial measures, as described in Item 9A - “Controls and Procedures” of our 2006 Form 10-K are fully implemented, our internal controls may not prevent all potential errors or fraud because any control system, no matter how well designed, cannot provide absolute assurance that the objectives of the control system will be achieved.

Dependence on Key Personnel. The future success of the Company will be largely dependent on the continued services and efforts of Richard E. Gathright, our Chief Executive Officer and President, and on those of other key executive personnel. The loss of the services of Mr. Gathright or other executive personnel could have a material adverse effect on our business and prospects. Our success and plans for future growth will also depend on our ability to attract and retain additional qualified management, operating, marketing, sales and financial personnel. There can be no assurance that we will be able to hire or retain such personnel on terms satisfactory to us. We have entered into written employment agreements with Mr. Gathright and certain other key executive personnel. While Mr. Gathright’s employment agreement provides for automatic one-year extensions unless either party gives notice of intent not to renew prior to such extension, there is no assurance that Mr. Gathright’s services or those of our other executive personnel will continue to be available to the Company.

Fuel Pricing and Supply Availability; Effect on Profitability. Diesel fuel and gasoline are commodities which are refined and distributed by numerous sources. The Company purchases the fuel delivered to our customers from multiple suppliers at daily market prices and in some cases qualifies for certain discounts. We monitor fuel prices and trends in each of our service markets on a daily basis and seek to purchase our supply at the lowest prices and under the most favorable terms. Commodity price risk is generally mitigated since we purchase and deliver our fuel supply daily and generally utilize cost-plus pricing when billing our customers. If we cannot continue to utilize cost-plus pricing when billing our customers, margins would likely decrease and losses could increase. We have not engaged in derivatives or futures trading to hedge fuel price movements. In addition, diesel fuel and gasoline may be subject to supply interruption due to a number of factors, including natural disasters, refinery and/or pipeline outages, labor disruptions and supplier credit limitations. The reduction of available supplies or our access to those supplies could impact our ability to provide commercial mobile and bulk fueling, and emergency response services and impact profitability.

Risks Associated with Customer Concentration; Absence of Written Agreements. Although the Company provides services to many customers, a significant portion of our revenues are generated from a few of our larger customers. While we have formal, length of service written contracts with some of these larger customers, such agreements are not customary and we do not have them with the majority of our customers. As a result, most of our customers can terminate our services at any time and for any reason, and we can similarly discontinue service to any customer. The Company may discontinue service to a customer if changes in the service conditions or other factors cause us not to meet our minimum level of margins and rates, and the pricing or delivery arrangements cannot be re-negotiated. As a result of this customer concentration and absence of written agreements, our business, results of operations and financial condition could be materially adversely affected if one or more of our large customers were lost or if we were to experience a high rate of service terminations.

Management of Growth; Accounting and Information Technology Systems Implementation. Our future growth strategy requires effective operational, financial and other internal systems, and the ability to attract, train, motivate, manage and retain our employees. If we are unable to manage growth effectively, results of operations will be adversely affected. In particular, our results of operations will be influenced by the redesign and implementation of our accounting and information technology systems. While in the short run, the costs of that redesign and implementation have increased our expenses and adversely affected our results of operations, we expect that, once implemented, it will help reduce operating costs and improve our ability to effectively manage our business and integrate acquisitions. There can be no assurance, however, that such redesign and implementation will be completed as planned, or that it will have the intended results.

Competition. The Company competes with other service providers, including several large regional providers and numerous small, local independent operators, who provide some or all of the same services that we offer to our customers. In the mobile fueling area, we also compete with retail fuel marketing, since fleet operators have the option of fueling their own equipment at retail stations and at other third-party service locations such as card lock facilities. Our ability to compete is affected by numerous factors, including price, the complexity and technical nature of the services required, delivery dependability, credit terms, the costs incurred for non-mobile fueling alternatives, service locations as well as the type of reporting and invoicing services provided. There can be no assurance that we will be able to continue to compete successfully as a result of these or other factors.

Operating Risks May Not Be Covered by Insurance. Our operations are subject to the operating hazards and risks normally incidental to handling, storing and transporting diesel fuel and gasoline, which are classified as hazardous materials. We maintain insurance policies in amounts and with coverages and deductibles that we believe are reasonable and prudent. There can be no assurance, however, that our insurance will be adequate to protect us from liabilities and expenses that may arise from claims for personal and property damage arising in the ordinary course of business; that we will be able to maintain acceptable levels of insurance; or that insurance will be available at economical prices.

Governmental Regulation. Numerous federal, state and local laws, regulations and ordinances, including those relating to protection of the environment and worker safety, affect the Company’s operations. There can be no assurance that we will be able to comply with existing and future regulatory requirements in the future without incurring substantial costs or otherwise adversely affecting our operations.

Changes in Environmental Requirements. The Company expects to generate future business by converting certain fleet operators, currently utilizing underground fuel storage tanks for their fueling needs, to commercial mobile fueling. The owners of underground storage tanks have been required to remove or retrofit those tanks to comply with technical regulatory requirements pertaining to their construction and operation. If other more economical means of compliance are developed or adopted by owners of underground storage tanks, the opportunity to market our services to these owners may be adversely affected.

Terrorism and warfare in the Middle East may adversely affect the economy and the price and availability of petroleum products. Terrorist attacks, such as the attacks that occurred in New York, Pennsylvania and Washington, D.C., on September 11, 2001, as well as the continuing political unrest and warfare in the Middle East, may adversely impact the price and availability of fuel, our results of operations, our ability to raise capital and our future growth. The impact of terrorism on the oil industry in general, and on the Company in particular, is not known at this time. An act of terror could result in disruptions of crude oil or natural gas supplies and markets, the sources of our products, and our infrastructure facilities or our suppliers could be direct or indirect targets. Terrorist activity may also hinder our ability to transport fuel if the means of supply transportation, such as rail or pipelines, become damaged as a result of an attack. A lower level of economic activity following a terrorist attack could result in a decline in energy consumption, which could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism could also impair our ability to raise capital. Terrorist activity or further instability in the Middle East could also lead to increased volatility in fuel prices, which could adversely affect our business generally.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the Selling Stockholders. All proceeds from the sale of the offered shares will be for the accounts of the Selling Stockholders. We may, however, receive cash consideration in connection with the exercise of the Warrants.

DESCRIPTION OF WARRANTS TO PURCHASE COMMON STOCK

This section is a summary and may not describe every aspect of the Warrants that may be important to you. We urge you to read the Form of Stock Purchase Warrant as previously filed with the SEC as it defines the rights of a holder of these securities. See “Where You Can Find More Information” for information on how to obtain copies of documents referenced in this prospectus.

The Warrants entitle the holder to purchase one share of common stock at an exercise price of $2.28 per share. The Warrants are exercisable for a period of four years and will expire on August 31, 2009. As of April 9, 2007, there were 75,840 Warrants outstanding to purchase a total of 75,840 shares of common stock.

The Warrants include provisions for the appropriate adjustment in the Warrant price and number and kind of securities purchasable upon the exercise of the Warrants upon the occurrence of certain events, including subdivision or combination of shares, reclassification of our common stock, merger, and the payment of stock dividends. The shares of common stock, when issued upon exercise of a Warrant, will be fully paid and non-assessable and free from all taxes, liens and charges. No fractional shares will be issued in connection with any exercise of the Warrants. The holder of a Warrant will not possess any rights as our stockholder before the Warrant has been exercised and the shares purchasable upon the exercise have become deliverable.

A Warrant may be exercised by surrender of the Warrant on or before the expiry date at our principal office in Fort Lauderdale, Florida, accompanied by (i) a completed and executed Notice of Exercise form, attached as Exhibit A to the Warrant, and (ii) payment of the exercise price for the number of shares of common stock to be acquired.

We have the right to redeem the Warrants at any time after August 31, 2007, at $.01 per share if the common stock trades at two hundred percent (200%) of the Warrant price for any twenty (20) consecutive trading days beginning anytime on or after such date.

The foregoing discussion is qualified in its entirety by reference to the detailed provisions of the Stock Purchase Warrant.

SELLING STOCKHOLDERS

We are registering for resale Warrants to purchase our common stock and the shares of our common stock that may be issued upon exercise of the Warrants held by the Selling Stockholders.

The following table sets forth certain information regarding the beneficial ownership, as of April 9, 2007, by each of the Selling Stockholders. As of the date of this prospectus, we do not anticipate adding additional Selling Stockholders at a later time. We are not aware of any unidentified Selling Stockholders. The information in the table below is based upon information provided to us by the Selling Stockholders.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the offered shares. The percentage of ownership data is based on 13,037,421 shares of our common stock issued and outstanding as of April 9, 2007.

To the best of our knowledge, none of the Selling Stockholders has any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years except as described below:

•
Leon Frenkel is the managing member of Triage Capital LF Group, LLC (“Triage Capital”), which acts as the general partner to a general partner of both Triage Capital Management, L.P. and Triage Capital Management B, L.P. Triage Capital acts as the manager of a limited liability company that acts as general partner to Triage Advisors, L.P., an investment manager of Triage Offshore Fund, Ltd. Mr. Frenkel also acts as the general partner to Periscope Partners L.P. He disclaims beneficial ownership of the Company’s securities held by those entities except to the extent of his pecuniary interest therein.

The Selling Stockholders are participating in this offering under registration rights presently granted to them. We have agreed to file and maintain the effectiveness of the registration statement of which this prospectus forms a part and to pay all fees and expenses incident to the registration of this offering, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparation of the registration statement and fees and disbursements of our counsel and independent public accountants.

Name and Address of	Currently		Number of Shares	Ownership After the Offering(1)
Beneficial Owner	Held Shares	Percentage	Registered	Shares	Percentage

TRIAGE CAPITAL MANAGEMENT, L.P. c/o Leon Frenkel, Sr. Manager 401 City Avenue, Suite 526 Bala Cynwyd, PA 19004	343,985(1)	2.6	63,840	280,145	2.1

MARK D, WITTMAN 20 Beacon Hill Lane Phoenixville, PA 19460	51,600(2)	*	6,000	45,600	*

ALA PASTERNACK 1323 Valley Road Villanova, PA 19085	6,000(3)	*	6,000	0	0

Total	401,585		75,840	325,745

* Less than 1% of the shares outstanding.
(1)
Consists of 343,985 shares issuable upon the exercise of warrants, including 63,840 shares offered in this offering, of which 38,640 shares were assigned from Triage Capital Management B, L.P. The Selling Stockholder has identified Leonid Frenkel as the Managing Member of Triage Capital LF Group LLC which acts as the general partner to a general partner of Triage Capital Management, L.P., as a natural person with sole voting and dispositive power over the shares.

(2)	Consists of 21,600 shares issuable upon the exercise of warrants, including 6,000 shares offered in this offering.
(3)	Consists of 6,000 shares issuable upon the exercise of warrants, including 6,000 shares offered in this offering.

PLAN OF DISTRIBUTION

General

The shares of our common stock and Warrants to purchase common stock covered by this prospectus are being registered to permit public secondary trading of these securities by the holder thereof from time to time after the date of the prospectus. All of the shares of common stock and Warrants to purchase common stock covered by this prospectus are being sold by the Selling Stockholders or its pledgees, donees, assignees, transferees or their successors-in-interest that receive the shares as a gift, partnership distribution or other non-sale related transfer.

The Selling Stockholders and their pledgees, donees, assignees, or other successors-in-interest who acquire their shares after the date of this prospectus may sell the common stock and Warrants to purchase common stock directly to purchasers or through broker-dealers or agents.

The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Sales may be effected in one or more of the following transactions:

•	on the NASDAQ Capital Market,

•	in the over-the-counter market,
•	in privately negotiated transactions,
•	for settlement of short sales, or through long sales, options or transactions involving cross or block trades,
•	by pledges to secure debts and other obligations, or
•	in a combination of any of these transactions.

In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Applicable Law. Each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders.

Pledge or Transfer of Shares. The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Selling Arrangements with Broker-Dealers. Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Upon the Company being notified in writing by a Selling Stockholder that any material agreement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that the stockholder may not use shares registered on this registration statement to cover short sales of common stock made prior to the date that the SEC declares this registration statement effective.

If the Selling Stockholders use this prospectus for any sale of the common stock, they will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this registration statement.

Supplements. To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering. In particular, upon being notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

State Securities Law. Under the securities laws of some states, the Selling Stockholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the Selling Stockholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

Expenses; Indemnification. We will receive up to $172,915 upon exercise of the Warrants by the Selling Stockholders. We will not receive any of the proceeds from shares sold by the Selling Stockholders. We will bear the expenses related to the registration of this offering but will not pay the Selling Stockholders’ underwriting fees, commissions or discounts, if any. We have agreed to indemnify the Selling Stockholders against some civil liabilities, including some that may arise under the Securities Act.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Davis Graham & Stubbs LLP, Denver, Colorado.

EXPERTS

Our audited consolidated financial statements as of June 30, 2006 and June 30, 2005, included in our Annual Report of Form 10-K for the year ended June 30, 2006, incorporated by reference herein, have been audited by Grant Thornton LLP, an independent registered public accounting firm as set forth in their report thereon. Such financial statements are incorporated by reference in reliance upon such report given the authority of such firm as experts in accounting and auditing in giving said report.

Our audited consolidated financial statements for the year-ended June 30, 2004, have been incorporated by reference herein in reliance upon the report of KPMG LLP (“KPMG”), independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

We have agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on the Company’s past financial statements incorporated by reference in this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus, and information that we file later with the SEC will automatically update and supersede, as applicable, the information in this prospectus.

The following documents, which were previously filed with the SEC pursuant to the Exchange Act, are hereby incorporated by reference:

•	our Annual Report on Form 10-K for the year ended June 30, 2006;

•	our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, December 31, 2006 and March 31, 2007;

•	our Definitive Proxy Statement on Schedule 14A, filed on December 8, 2006;

•
our Current Reports on Form 8-K filed with the SEC on July 7, 2006 (other than information in the Current Report that is furnished, but not filed); October 2, 2006; October 3, 2006; October 16, 2006 (other than information in the Current Report that is furnished, but not filed); October 18, 2006; December 4, 2006; December 22, 2006; January 19, 2007; February 14, 2007; February 21, 2007; February 22, 2007 and April 3, 2007; and

•	the description of our common stock contained in Amendment No. 2 to our Registration Statement on Form 8-A/A (SEC File No. 000-21825) filed with the SEC on June 5, 2007.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and shall be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement or the documents incorporated by reference in this prospectus, each such statement being qualified in all respects by such reference.

You may receive a copy of any of these filings, at no cost, by writing or calling SMF Energy Corporation, 200 West Cypress Creek Road, Suite 400, Fort Lauderdale, Florida, 33309, telephone (954) 308-4200, and directed to the attention of Richard E. Gathright, Chief Executive Officer and President.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

SMF ENERGY CORPORATION

COMMON STOCK

WARRANTS TO PURCHASE COMMON STOCK

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PROSPECTUS
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July 19, 2007